GLOBALT, Inc.

                              Proxy Voting Policies


In an effort to make more informed proxy voting decisions, GLOBALT, Inc. hired Institutional Shareholder Services, Inc. (ISS) in 1994 to act as our voting agent. ISS supplies GLOBALT with in-depth research on each proxy issue for the holdings in our clients' portfolios and recommends a vote on each. GLOBALT has complete decision-making authority and instructs ISS whether we accept their recommendation or disagree and how we wish them to vote.

ISS is a well-known and respected proxy voting service. They are one of the first companies to offer this service and have a distinguished client base. We have every confidence that this added benefit only enhances our service to our clients as we make voting decisions in the best economic interest of the portfolios.

The following is a summary of our proxy voting policies.
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                              1. Operational Items

Adjourn Meeting

Generally vote AGAINST proposals to provide management with the authority to adjourn an annual or special meeting absent compelling reasons to support the proposal.


Amend Quorum Requirements

Vote AGAINST proposals to reduce quorum requirements for shareholder meetings below a majority of the shares outstanding unless there are compelling reasons to support the proposal.


Amend Minor Bylaws

Vote FOR bylaw or charter changes that are of a housekeeping nature (updates or corrections).


Change Company Name

Vote FOR proposals to change the corporate name.


Change Date, Time, or Location of Annual Meeting

Vote FOR management proposals to change the date/time/location of the annual meeting unless the proposed change is unreasonable.

Vote AGAINST shareholder proposals to change the date/time/location of the annual meeting unless the current scheduling or location is unreasonable.


Ratifying Auditors

Vote FOR proposals to ratify auditors, unless any of the following apply:

     o An auditor has a financial interest in or association with the company, and is therefore not independent

     o    Fees for non-audit services are excessive (more than 50%), or

     o There is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company's financial position.

Vote CASE-BY-CASE on shareholder proposals asking companies to prohibit or limit their auditors from engaging in non-audit services.

Vote FOR shareholder proposals asking for audit firm rotation, unless the rotation period is so short (less than five years) that it would be unduly burdensome to the company.


Transact Other Business

Vote AGAINST proposals to approve other business when it appears as voting item.


                             2. Board of Directors

Voting on Director Nominees in Uncontested Elections

Votes on director nominees should be made on a CASE-BY-CASE basis, examining the following factors: composition of the board and key board committees, attendance at board meetings, corporate governance provisions and takeover activity, long-term company performance relative to a market index, directors' investment in the company, whether the chairman is also serving as CEO, and whether a retired CEO sits on the board. However, there are some actions by directors that should result in votes being withheld. These instances include directors who:

     o Attend less than 75 percent of the board and committee meetings without a valid excuse

     o    Implement or renew a dead-hand or modified dead-hand poison pill

     o Ignore a shareholder proposal that is approved by a majority of the shares outstanding

     o Ignore a shareholder proposal that is approved by a majority of the votes cast for two consecutive years

     o    Failed  to  act  on  takeover   offers   where  the  majority  of  the
          shareholders tendered their shares

     o Are inside directors or affiliated outsiders and sit on the audit, compensation, or nominating committees

     o Are inside directors or affiliated outsiders and the full board serves as the audit, compensation, or nominating committee or the company does not have one of these committees

     o Are audit committee members and the non-audit fees paid to the auditor are excessive.

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In addition, directors who enacted egregious corporate governance policies or failed to replace management as appropriate would be subject to recommendations to withhold votes.


Age Limits

Vote AGAINST shareholder proposals to impose a mandatory retirement age for outside directors.


Board Size

Vote FOR proposals seeking to fix the board size or designate a range for the board size.

Vote AGAINST proposals that give management the ability to alter the size of the board outside of a specified range without shareholder approval.


Classification/Declassification of the Board

Vote AGAINST proposals to classify the board.

Vote FOR proposals to repeal classified boards and to elect all directors annually.


Cumulative Voting

Vote AGAINST proposals to eliminate cumulative voting.

Vote proposals to restore or permit cumulative voting on a CASE-BY-CASE basis relative to the company's other governance provisions.


Director and Officer Indemnification and Liability Protection

Proposals on director and officer indemnification and liability protection should be evaluated on a CASE-BY-CASE basis, using Delaware law as the standard.

Vote AGAINST proposals to eliminate entirely directors' and officers' liability for monetary damages for violating the duty of care.

Vote AGAINST indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligation than mere carelessness.

Vote FOR only those proposals providing such expanded coverage in cases when a director's or officer's legal defense was unsuccessful if both of the following apply:

     o The director was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and

     o    Only if the director's legal expenses would be covered.

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Establish/Amend Nominee Qualifications

Vote CASE-BY-CASE on proposals that establish or amend director qualifications. Votes should be based on how reasonable the criteria are and to what degree they may preclude dissident nominees from joining the board.

Vote AGAINST shareholder proposals requiring two candidates per board seat.


Filling Vacancies/Removal of Directors

Vote AGAINST proposals that provide that directors may be removed only for cause.

Vote FOR proposals to restore shareholder ability to remove directors with or without cause.

Vote AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies.

Vote FOR proposals that permit shareholders to elect directors to fill board vacancies.


Independent Chairman (Separate Chairman/CEO)

Vote on a CASE-BY-CASE basis shareholder proposals requiring that the positions of chairman and CEO be held separately. Because some companies have governance structures in place that counterbalance a combined position, the following factors should be taken into account in determining whether the proposal warrants support:

     o Designated lead director appointed from the ranks of the independent board members with clearly delineated duties

     o    Majority of independent directors on board

     o    All-independent key committees

     o    Committee chairpersons nominated by the independent directors

     o    CEO performance reviewed annually by a committee of outside directors

     o    Established governance guidelines

     o    Company performance.


Majority of Independent Directors/Establishment of Committees

Vote FOR shareholder proposals asking that a majority or more of directors be independent unless the board composition already meets the proposed threshold by ISS's definition of independence.

Vote FOR shareholder proposals asking that board audit, compensation, and/or nominating committees be composed exclusively of independent directors if they currently do not meet that standard.

Stock Ownership Requirements

Generally vote AGAINST shareholder proposals that mandate a minimum amount of stock that directors must own in order to qualify as a director or to remain on the board. While ISS favors stock ownership on the part of directors, the company should determine the appropriate ownership requirement.


Term Limits

Vote AGAINST shareholder proposals to limit the tenure of outside directors.


                               3. Proxy Contests

Voting for Director Nominees in Contested Elections

Votes in a contested election of directors must be evaluated on a CASE-BY-CASE basis, considering the following factors:

     o Long-term financial performance of the target company relative to its industry; management's track record

     o    Background to the proxy contest

     o    Qualifications of director nominees (both slates)

     o Evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met; and stock ownership positions.


Reimbursing Proxy Solicitation Expenses

Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis. In cases where ISS recommends in favor of the dissidents, we also recommend voting for reimbursing proxy solicitation expenses.


Confidential Voting

Vote FOR shareholder proposals requesting that corporations adopt confidential voting, use independent vote tabulators and use independent inspectors of election, as long as the proposal includes a provision for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents will not agree, the confidential voting policy is waived.

Vote FOR management proposals to adopt confidential voting.

               4. Antitakeover Defenses and Voting Related Issues

Advance Notice Requirements for Shareholder Proposals/Nominations

Votes on advance notice proposals are determined on a CASE-BY-CASE basis, giving support to those proposals which allow shareholders to submit proposals as close to the meeting date as reasonably possible and within the broadest window possible.


Amend Bylaws without Shareholder Consent

Vote AGAINST proposals giving the board exclusive authority to amend the bylaws.

Vote FOR proposals giving the board the ability to amend the bylaws in addition to shareholders.


Poison Pills

Vote FOR shareholder proposals that ask a company to submit its poison pill for shareholder ratification.

Review on a CASE-BY-CASE basis shareholder proposals to redeem a company's poison pill.

Review on a CASE-BY-CASE basis management proposals to ratify a poison pill.


Shareholder Ability to Act by Written Consent

Vote AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent.

Vote FOR proposals to allow or make easier shareholder action by written consent.


Shareholder Ability to Call Special Meetings

Vote AGAINST proposals to restrict or prohibit shareholder ability to call special meetings.

Vote FOR proposals that remove restrictions on the right of shareholders to act independently of management.


Supermajority Vote Requirements

Vote AGAINST proposals to require a supermajority shareholder vote.

Vote FOR proposals to lower supermajority vote requirements.


                    5. Mergers and Corporate Restructurings

Appraisal Rights

Vote FOR proposals to restore, or provide shareholders with, rights of appraisal.

Asset Purchases

Vote CASE-BY-CASE on asset purchase proposals, considering the following factors:

     o    Purchase price

     o    Fairness opinion

     o    Financial and strategic benefits

     o    How the deal was negotiated

     o    Conflicts of interest

     o    Other alternatives for the business

     o    Noncompletion risk.


Asset Sales

Votes on asset sales should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    Impact on the balance sheet/working capital

     o    Potential elimination of diseconomies

     o    Anticipated financial and operating benefits

     o    Anticipated use of funds

     o    Value received for the asset

     o    Fairness opinion

     o    How the deal was negotiated

     o    Conflicts of interest.


Bundled Proposals

Review on a CASE-BY-CASE basis bundled or "conditioned" proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances when the joint effect of the conditioned items is not in shareholders' best interests, vote against the proposals. If the combined effect is positive, support such proposals.


Conversion of Securities

Votes on proposals regarding conversion of securities are determined on a CASE-BY-CASE basis. When evaluating these proposals the investor should review the dilution to existing shareholders, the conversion price relative to market value, financial issues, control issues, termination penalties, and conflicts of interest.

Vote FOR the conversion if it is expected that the company will be subject to onerous penalties or will be forced to file for bankruptcy if the transaction is not approved.

Corporate Reorganization/Debt Restructuring/Prepackaged Bankruptcy Plans/Reverse Leveraged Buyouts/Wrap Plans

Votes on proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan are determined on a CASE-BY-CASE basis, taking into consideration the following:

     o    Dilution to existing shareholders' position

     o    Terms of the offer

     o    Financial issues

     o    Management's efforts to pursue other alternatives

     o    Control issues o Conflicts of interest.

Vote FOR the debt restructuring if it is expected that the company will file for bankruptcy if the transaction is not approved.


Formation of Holding Company

Votes on proposals regarding the formation of a holding company should be determined on a CASE-BY-CASE basis, taking into consideration the following:

     o    The reasons for the change

     o    Any financial or tax benefits

     o    Regulatory benefits

     o    Increases in capital structure

     o    Changes to the articles of incorporation or bylaws of the company.

Absent compelling financial reasons to recommend the transaction, vote AGAINST the formation of a holding company if the transaction would include either of the following:

     o Increases in common or preferred stock in excess of the allowable maximum as calculated by the ISS Capital Structure model

     o    Adverse changes in shareholder rights


Going Private Transactions (LBOs and Minority Squeezeouts)

Vote going private transactions on a CASE-BY-CASE basis, taking into account the following: offer price/premium, fairness opinion, how the deal was negotiated, conflicts of interest, other alternatives/offers considered, and noncompletion risk.


Joint Ventures

Votes CASE-BY-CASE on proposals to form joint ventures, taking into account the following: percentage of assets/business contributed, percentage ownership, financial and strategic benefits, governance structure, conflicts of interest, other alternatives, and noncompletion risk.

Liquidations

Votes on liquidations should be made on a CASE-BY-CASE basis after reviewing management's efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation.

Vote FOR the liquidation if the company will file for bankruptcy if the proposal is not approved.


Mergers and Acquisitions/ Issuance of Shares to Facilitate Merger or Acquisition

Votes on mergers and acquisitions should be considered on a CASE-BY-CASE basis, determining whether the transaction enhances shareholder value by giving consideration to the following:

     o Prospects of the combined company, anticipated financial and operating benefits

     o    Offer price

     o    Fairness opinion

     o    How the deal was negotiated

     o    Changes in corporate governance

     o    Change in the capital structure

     o    Conflicts of interest.


Private Placements/Warrants/Convertible Debentures

Votes on proposals regarding private placements should be determined on a CASE-BY-CASE basis. When evaluating these proposals the investor should review: dilution to existing shareholders' position, terms of the offer, financial issues, management's efforts to pursue other alternatives, control issues, and conflicts of interest.

Vote FOR the private placement if it is expected that the company will file for bankruptcy if the transaction is not approved.


Spinoffs

Votes on spinoffs should be considered on a CASE-BY-CASE basis depending on:

     o    Tax and regulatory advantages

     o    Planned use of the sale proceeds

     o    Valuation of spinoff

     o    Fairness opinion

     o    Benefits to the parent company

     o    Conflicts of interest

     o    Managerial incentives

     o    Corporate governance changes

     o    Changes in the capital structure.

Value Maximization Proposals

Vote CASE-BY-CASE on shareholder proposals seeking to maximize shareholder value by hiring a financial advisor to explore strategic alternatives, selling the company or liquidating the company and distributing the proceeds to shareholders. These proposals should be evaluated based on the following factors: prolonged poor performance with no turnaround in sight, signs of entrenched board and management, strategic plan in place for improving value, likelihood of receiving reasonable value in a sale or dissolution, and whether company is actively exploring its strategic options, including retaining a financial advisor.


                           6. State of Incorporation

Control Share Acquisition Provisions

Vote FOR proposals to opt out of control share acquisition statutes unless doing so would enable the completion of a takeover that would be detrimental to shareholders.

Vote AGAINST proposals to amend the charter to include control share acquisition provisions.

Vote FOR proposals to restore voting rights to the control shares.


Control Share Cashout Provisions

Vote FOR proposals to opt out of control share cashout statutes.


Disgorgement Provisions

Vote FOR proposals to opt out of state disgorgement provisions.


Fair Price Provisions

Vote proposals to adopt fair price provisions on a CASE-BY-CASE basis, evaluating factors such as the vote required to approve the proposed acquisition, the vote required to repeal the fair price provision, and the mechanism for determining the fair price.

Generally, vote AGAINST fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.


Freezeout Provisions

Vote FOR proposals to opt out of state freezeout provisions.


Greenmail

Vote FOR proposals to adopt antigreenmail charter of bylaw amendments or otherwise restrict a company's ability to make greenmail payments.

Review on a CASE-BY-CASE basis antigreenmail proposals when they are bundled with other charter or bylaw amendments.


Reincorporation Proposals

Proposals to change a company's state of incorporation should be evaluated on a CASE-BY-CASE basis, giving consideration to both financial and corporate governance concerns, including the reasons for reincorporating, a comparison of the governance provisions, and a comparison of the jurisdictional laws.

Vote FOR reincorporation when the economic factors outweigh any neutral or negative governance changes.

Vote AGAINST proposals to reincorporate in Non-U.S. territory (i.e. Bermuda, etc.).


Stakeholder Provisions

Vote AGAINST proposals that ask the board to consider nonshareholder constituencies or other nonfinancial effects when evaluating a merger or business combination.


State Antitakeover Statutes

Review on a CASE-BY-CASE basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freezeout provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, antigreenmail provisions, and disgorgement provisions).


                              7. Capital Structure

Adjustments to Par Value of Common Stock

Vote FOR management proposals to reduce the par value of common stock.


Common Stock Authorization

Votes on proposals to increase the number of shares of common stock authorized for issuance are determined on a CASE-BY-CASE basis using a model developed by ISS.

Vote AGAINST proposals at companies with dual-class capital structures to increase the number of authorized shares of the class of stock that has superior voting rights.

Vote FOR proposals to approve increases beyond the allowable increase when a company's shares are in danger of being delisted or if a company's ability to continue to operate as a going concern is uncertain.

Dual-class Stock

Vote AGAINST proposals to create a new class of common stock with superior voting rights.

Vote FOR proposals to create a new class of nonvoting or subvoting common stock if:

     o It is intended for financing purposes with minimal or no dilution to current shareholders

     o It is not designed to preserve the voting power of an insider or significant shareholder


Issue Stock for Use with Rights Plan

Vote AGAINST proposals that increase authorized common stock for the explicit purpose of implementing a shareholder rights plan (poison pill).


Preemptive Rights

Review on a CASE-BY-CASE basis shareholder proposals that seek preemptive rights. In evaluating proposals on preemptive rights, consider the size of a company, the characteristics of its shareholder base, and the liquidity of the stock.


Preferred Stock

Vote AGAINST proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights ("blank check" preferred stock).

Vote FOR proposals to create "declawed" blank check preferred stock (stock that cannot be used as a takeover defense).

Vote FOR proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable.

Vote AGAINST proposals to increase the number of blank check preferred stock authorized for issuance when no shares have been issued or reserved for a specific purpose.

Vote CASE-BY-CASE on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company's industry and performance in terms of shareholder returns.


Recapitalization

Votes CASE-BY-CASE on recapitalizations (reclassifications of securities), taking into account the following: more simplified capital structure, enhanced liquidity, fairness of conversion terms, impact on voting power and dividends, reasons for the reclassification, conflicts of interest, and other alternatives considered.

Reverse Stock Splits

Vote FOR management proposals to implement a reverse stock split when the number of authorized shares will be proportionately reduced.

Vote FOR management proposals to implement a reverse stock split to avoid delisting.

Votes on proposals to implement a reverse stock split that do not proportionately reduce the number of shares authorized for issue should be determined on a CASE-BY-CASE basis using a model developed by ISS.


Share Repurchase Programs

Vote FOR management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.


Stock Distributions:  Splits and Dividends

Vote FOR management proposals to increase the common share authorization for a stock split or share dividend, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance as determined using a model developed by ISS.


Tracking Stock

Votes on the creation of tracking stock are determined on a CASE-BY-CASE basis, weighing the strategic value of the transaction against such factors as: adverse governance changes, excessive increases in authorized capital stock, unfair method of distribution, diminution of voting rights, adverse conversion features, negative impact on stock option plans, and other alternatives such as spinoff.


                     8. Executive and Director Compensation

Votes with respect to compensation plans should be determined on a CASE-BY-CASE basis. Our methodology for reviewing compensation plans primarily focuses on the transfer of shareholder wealth (the dollar cost of pay plans to shareholders instead of simply focusing on voting power dilution). Using the expanded compensation data disclosed under the SEC's rules, ISS will value every award type. ISS will include in its analyses an estimated dollar cost for the proposed plan and all continuing plans. This cost, dilution to shareholders' equity, will also be expressed as a percentage figure for the transfer of shareholder wealth, and will be considered long with dilution to voting power. Once ISS determines the estimated cost of the plan, we compare it to a company-specific dilution cap.

Our model determines a company-specific allowable pool of shareholder wealth that may be transferred from the company to executives, adjusted for:

     o Long-term corporate performance (on an absolute basis and relative to a standard industry peer group and an appropriate market index),

     o    Cash compensation, and

     o    Categorization of the company as emerging, growth, or mature.

These adjustments are pegged to market capitalization. ISS will continue to examine other features of proposed pay plans such as administration, payment terms, plan duration, and whether the administering committee is permitted to reprice underwater stock options without shareholder approval.


Director Compensation

Votes on compensation plans for directors are determined on a CASE-BY-CASE basis, using a proprietary, quantitative model developed by ISS.


Stock Plans in Lieu of Cash

Votes for plans which provide participants with the option of taking all or a portion of their cash compensation in the form of stock are determined on a CASE-BY-CASE basis.

Vote FOR plans which provide a dollar-for-dollar cash for stock exchange.

Votes for plans which do not provide a dollar-for-dollar cash for stock exchange should be determined on a CASE-BY-CASE basis using a proprietary, quantitative model developed by ISS.


Director Retirement Plans

Vote AGAINST retirement plans for nonemployee directors.

Vote FOR shareholder proposals to eliminate retirement plans for nonemployee directors.


Management Proposals Seeking Approval to Reprice Options

Votes on management proposals seeking approval to reprice options are evaluated on a CASE-BY-CASE basis giving consideration to the following:

     o    Historic trading patterns

     o    Rationale for the repricing

     o    Value-for-value exchange

     o    Option vesting

     o    Term of the option

     o    Exercise price

     o    Participation.


Employee Stock Purchase Plans

Votes on employee stock purchase plans should be determined on a CASE-BY-CASE basis.

Vote FOR employee stock purchase plans where all of the following apply:

     o    Purchase price is at least 85 percent of fair market value

     o    Offering period is 27 months or less, and

     o    Potential voting power dilution (VPD) is ten percent or less.

Vote AGAINST employee stock purchase plans where any of the following apply:

     o    Purchase price is less than 85 percent of fair market value, or

     o    Offering period is greater than 27 months, or

     o    VPD is greater than ten percent


Incentive Bonus Plans and Tax Deductibility Proposals (OBRA-Related Compensation Proposals)

Vote FOR proposals that simply amend shareholder-approved compensation plans to include administrative features or place a cap on the annual grants any one participant may receive to comply with the provisions of Section 162(m).

Vote FOR proposals to add performance goals to existing compensation plans to comply with the provisions of Section 162(m) unless they are clearly inappropriate.

Votes to amend existing plans to increase shares reserved and to qualify for favorable tax treatment under the provisions of Section 162(m) should be considered on a CASE-BY-CASE basis using a proprietary, quantitative model developed by ISS.

Generally vote FOR cash or cash and stock bonus plans that are submitted to shareholders for the purpose of exempting compensation from taxes under the provisions of Section 162(m) if no increase in shares is requested.


Employee Stock Ownership Plans (ESOPs)

Vote FOR proposals to implement an ESOP or increase authorized shares for existing ESOPs, unless the number of shares allocated to the ESOP is excessive (more than five percent of outstanding shares.)


401(k) Employee Benefit Plans

Vote FOR proposals to implement a 401(k) savings plan for employees.


Shareholder Proposals Regarding Executive and Director Pay

Generally, vote FOR shareholder proposals seeking additional disclosure of executive and director pay information, provided the information requested is relevant to shareholders' needs, would not put the company at a competitive disadvantage relative to its industry, and is not unduly burdensome to the company.

Vote AGAINST shareholder proposals seeking to set absolute levels on compensation or otherwise dictate the amount or form of compensation.

Vote AGAINST shareholder proposals requiring director fees be paid in stock only.

Vote FOR shareholder proposals to put option repricings to a shareholder vote.

Vote on a CASE-BY-CASE basis for all other shareholder proposals regarding executive and director pay, taking into account company performance, pay level versus peers, pay level versus industry, and long term corporate outlook.


Option Expensing

Generally vote FOR shareholder proposals asking the company to expense stock options, unless the company has already publicly committed to expensing options by a specific date.


Performance-Based Stock Options

Vote CASE-BY-CASE on shareholder proposals advocating the use of performance-based stock options (indexed, premium-priced, and performance-vested options), taking into account:

     o    Whether the proposal mandates that all awards be performance-based

     o Whether the proposal extends beyond executive awards to those of lower-ranking employees

     o Whether the company's stock-based compensation plans meet ISS's SVT criteria and do not violate our repricing guidelines


Golden and Tin Parachutes

Vote FOR shareholder proposals to require golden and tin parachutes (executive severance agreements) to be submitted for shareholder ratification, unless the proposal requires shareholder approval prior to entering into employment contracts.

Vote on a CASE-BY-CASE basis on proposals to ratify or cancel golden or tin parachutes. An acceptable parachute should include the following:

     o The parachute should be less attractive than an ongoing employment opportunity with the firm

     o    The triggering mechanism should be beyond the control of management

     o The amount should not exceed three times base salary plus guaranteed benefits


                       9. Social and Environmental Issues

GLOBALT votes on all proposals referenced in the "Social and Environmental Issues" section according to what we believe to be in the best economic interests of shareholders absent any specific instructions from our clients.

CONSUMER ISSUES AND PUBLIC SAFETY

Animal Rights

Vote CASE-BY-CASE on proposals to phase out the use of animals in product testing, taking into account:

     o The nature of the product and the degree that animal testing is necessary or federally mandated (such as medical products),

     o The availability and feasibility of alternatives to animal testing to ensure product safety, and

     o    The degree that competitors are using animal-free testing.

Generally vote FOR proposals seeking a report on the company's animal welfare standards unless:

     o The company has already published a set of animal welfare standards and monitors compliance

     o The company's standards are comparable to or better than those of peer firms, and

     o There are no serious controversies surrounding the company's treatment of animals


Drug Pricing

Vote CASE-BY-CASE on proposals asking the company to implement price restraints on pharmaceutical products, taking into account:

     o    Whether the proposal focuses on a specific drug and region

     o Whether the economic benefits of providing subsidized drugs (e.g., public goodwill) outweigh the costs in terms of reduced profits, lower R&D spending, and harm to competitiveness

     o The extent that reduced prices can be offset through the company's marketing budget without affecting R&D spending

     o    Whether the company already limits price increases of its products

     o Whether the company already contributes life-saving pharmaceuticals to the needy and Third World countries

     o    The extent that peer companies implement price restraints


Genetically Modified Foods

Vote CASE-BY-CASE on proposals to label genetically modified (GMO) ingredients voluntarily in the company's products, or alternatively to provide interim labeling and eventually eliminate GMOs, taking into account:

     o    The costs and feasibility of labeling and/or phasing out

     o The nature of the company's business and the proportion of it affected by the proposal

     o The proportion of company sales in markets requiring labeling or GMO-free products

     o    The extent that peer companies label or have eliminated GMOs

     o Competitive benefits, such as expected increases in consumer demand for the company's products

     o    The  risks  of  misleading   consumers  without  federally   mandated,
          standardized labeling

     o    Alternatives to labeling employed by the company.

Vote FOR proposals asking for a report on the feasibility of labeling products containing GMOs.

Vote AGAINST proposals to completely phase out GMOs from the company's products. Such resolutions presuppose that there are proven health risks to GMOs-an issue better left to federal regulators--which outweigh the economic benefits derived from biotechnology.

Vote CASE-BY-CASE on reports outlining the steps necessary to eliminate GMOs from the company's products, taking into account:

     o The relevance of the proposal in terms of the company's business and the proportion of it affected by the resolution

     o    The extent that peer companies have eliminated GMOs

     o The extent that the report would clarify whether it is viable for the company to eliminate GMOs from its products

     o Whether the proposal is limited to a feasibility study or additionally seeks an action plan and timeframe actually to phase out GMOs

     o The percentage of revenue derived from international operations, particularly in Europe, where GMOs are more regulated.

Vote AGAINST proposals seeking a report on the health and environmental effects of GMOs and the company's strategy for phasing out GMOs in the event they become illegal in the United States. Studies of this sort are better undertaken by regulators and the scientific community. If made illegal in the United States, genetically modified crops would automatically be recalled and phased out.


Handguns

Generally vote AGAINST requests for reports on a company's policies aimed at curtailing gun violence in the United States unless the report is confined to product safety information. Criminal misuse of firearms is beyond company control and instead falls within the purview of law enforcement agencies.


Predatory Lending

Vote CASE-BY CASE on requests for reports on the company's procedures for preventing predatory lending, including the establishment of a board committee for oversight, taking into account:

     o Whether the company has adequately disclosed mechanisms in place to prevent abusive lending practices

     o Whether the company has adequately disclosed the financial risks of its subprime business

     o Whether the company has been subject to violations of lending laws or serious lending controversies

     o    Peer companies' policies to prevent abusive lending practices.

Tobacco

Most tobacco-related proposals should be evaluated on a CASE-BY-CASE basis, taking into account the following factors:

Second-hand smoke:

     o    Whether the company complies with all local ordinances and regulations

     o The degree that voluntary restrictions beyond those mandated by law might hurt the company's competitiveness

     o    The risk of any health-related liabilities.

Advertising to youth:

     o Whether the company complies with federal, state, and local laws on the marketing of tobacco or if it has been fined for violations

     o    Whether  the  company  has  gone  as  far  as  peers  in   restricting
          advertising

     o Whether the company entered into the Master Settlement Agreement, which restricts marketing of tobacco to youth

     o    Whether restrictions on marketing to youth extend to foreign countries

Cease production of tobacco-related products or avoid selling products to tobacco companies:

     o    The percentage of the company's business affected

     o The economic loss of eliminating the business versus any potential tobacco-related liabilities.

Spinoff tobacco-related businesses:

     o    The percentage of the company's business affected

     o    The feasibility of a spinoff

     o    Potential  future   liabilities   related  to  the  company's  tobacco
          business.


Stronger product warnings:

Vote AGAINST proposals seeking stronger product warnings. Such decisions are better left to public health authorities.


Investment in tobacco stocks:

Vote AGAINST proposals prohibiting investment in tobacco equities. Such decisions are better left to portfolio managers.


ENVIRONMENT AND ENERGY

Arctic National Wildlife Refuge

Vote CASE-BY-CASE on reports outlining potential environmental damage from drilling in the Arctic National Wildlife Refuge (ANWR), taking into account:

     o    Whether there are publicly available environmental impact reports;

     o Whether the company has a poor environmental track record, such as violations of federal and state regulations or accidental spills; and

     o    The current status of legislation regarding drilling in the ANWR.


CERES Principles

Vote CASE-BY-CASE on proposals to adopt the CERES Principles, taking into account:

     o    The   company's   current   environmental   disclosure   beyond  legal
          requirements, including environmental health and safety (EHS) audits and reports that may duplicate CERES

     o The company's environmental performance record, including violations of federal and state regulations, level of toxic emissions, and accidental spills

     o Environmentally conscious practices of peer companies, including endorsement of CERES

     o    Costs of membership and implementation.


Environmental Reports

Generally vote FOR requests for reports disclosing the company's environmental policies unless it already has well-documented environmental management systems that are available to the public.


Global Warming

Generally vote FOR reports on the level of greenhouse gas emissions from the company's operations and products, unless the report is duplicative of the company's current environmental disclosure and reporting or is not integral to the company's line of business. However, additional reporting may be warranted if:

     o    The company's level of disclosure lags that of its competitors, or

     o The company has a poor environmental track record, such as violations of federal and state regulations.


Recycling

Vote CASE-BY-CASE on proposals to adopt a comprehensive recycling strategy, taking into account:

     o The nature of the company's business and the percentage affected o The extent that peer companies are recycling

     o    The timetable prescribed by the proposal

     o    The costs and methods of implementation

     o Whether the company has a poor environmental track record, such as violations of federal and state regulations.

Renewable Energy

Vote CASE-BY-CASE on proposals to invest in renewable energy sources, taking into account:

     o    The nature of the company's business and the percentage affected

     o The extent that peer companies are switching from fossil fuels to cleaner sources

     o    The timetable and specific action prescribed by the proposal

     o    The costs of implementation

     o    The company's initiatives to address climate change

Generally vote FOR requests for reports on the feasibility of developing renewable energy sources, unless the report is duplicative of the company's current environmental disclosure and reporting or is not integral to the company's line of business.


GENERAL CORPORATE ISSUES

Link Executive Compensation to Social Performance

Vote CASE-BY-CASE on proposals to review ways of linking executive compensation to social factors, such as corporate downsizings, customer or employee satisfaction, community involvement, human rights, environmental performance, predatory lending, and executive/employee pay disparities. Such resolutions should be evaluated in the context of:

     o    The relevance of the issue to be linked to pay

     o The degree that social performance is already included in the company's pay structure and disclosed

     o The degree that social performance is used by peer companies in setting pay

     o Violations or complaints filed against the company relating to the particular social performance measure

     o Artificial limits sought by the proposal, such as freezing or capping executive pay

     o    Independence of the compensation committee

     o    Current company pay levels.


Charitable/Political Contributions

Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

     o The company is in compliance with laws governing corporate political activities, and

     o    The  company  has   procedures   in  place  to  ensure  that  employee
          contributions to company-sponsored political action committees (PACs) are strictly voluntary and not coercive.

Vote AGAINST proposals to report or publish in newspapers the company's political contributions. Federal and state laws restrict the amount of corporate contributions and include reporting requirements.

Vote AGAINST proposals disallowing the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring contributions can put the company at a competitive disadvantage.

Vote AGAINST proposals restricting the company from making charitable contributions. Charitable contributions are generally useful for assisting worthwhile causes and for creating goodwill in the community. In the absence of bad faith, self-dealing, or gross negligence, management should determine which contributions are in the best interests of the company.

Vote AGAINST proposals asking for a list of company executives, directors, consultants, legal counsels, lobbyists, or investment bankers that have prior government service and whether such service had a bearing on the business of the company. Such a list would be burdensome to prepare without providing any meaningful information to shareholders.


LABOR STANDARDS AND HUMAN RIGHTS

GLOBALT supports proposals that seek to protect human rights, improve workplace diversity, and advance equal employment opportunities.


China Principles

Vote AGAINST proposals to implement the China Principles unless:

     o There are serious controversies surrounding the company's China operations, and

     o The company does not have a code of conduct with standards similar to those promulgated by the International Labor Organization (ILO).


Country-specific human rights reports

Vote CASE-BY-CASE on requests for reports detailing the company's operations in a particular country and steps to protect human rights, based on:

     o    The nature and amount of company business in that country

     o    The company's workplace code of conduct

     o Proprietary and confidential information involved o Company compliance with U.S. regulations on investing in the country

     o    Level of peer company involvement in the country.


International Codes of Conduct/Vendor Standards

Vote CASE-BY-CASE on proposals to implement certain human rights standards at company facilities or those of its suppliers and to commit to outside, independent monitoring. In evaluating these proposals, the following should be considered:

     o The company's current workplace code of conduct or adherence to other global standards and the degree they meet the standards promulgated by the proponent

     o    Agreements with foreign suppliers to meet certain workplace  standards

     o    Whether company and vendor facilities are monitored and how

     o    Company participation in fair labor organizations

     o    Type of business

     o    Proportion of business conducted overseas

     o    Countries of operation with known human rights abuses

     o Whether the company has been recently involved in significant labor and human rights controversies or violations

     o    Peer company standards and practices

     o    Union presence in company's international factories

Generally vote FOR reports outlining vendor standards compliance unless any of the following apply:

     o The company does not operate in countries with significant human rights violations

     o    The company has no recent human rights controversies or violations, or

     o The company already publicly discloses information on its vendor standards compliance.


MacBride Principles

Vote CASE-BY-CASE on proposals to endorse or increase activity on the MacBride Principles, taking into account:

o Company compliance with or violations of the Fair Employment Act of 1989 o Company antidiscrimination policies that already exceed the legal requirements o The cost and feasibility of adopting all nine principles o The cost of duplicating efforts to follow two sets of standards (Fair Employment and the MacBride Principles), taking into account:

     o    The potential for charges of reverse discrimination

     o The potential that any company sales or contracts in the rest of the United Kingdom could be negatively impacted

     o The level of the company's investment in Northern Ireland o The number of company employees in Northern Ireland

     o    The degree that industry peers have adopted the MacBride Principles

     o    Applicable   state  and  municipal  laws  that  limit  contracts  with
          companies that have not adopted the MacBride Principles.


MILITARY BUSINESS

Foreign Military Sales/Offsets

Vote AGAINST reports on foreign military sales or offsets. Such disclosures may involve sensitive and confidential information. Moreover, companies must comply with government controls and reporting on foreign military sales.


Landmines and Cluster Bombs

Vote CASE-BY-CASE on proposals asking a company to renounce future involvement in antipersonnel landmine production, taking into account:

     o    Whether the company has in the past manufactured landmine components

     o    Whether the company's peers have renounced future production

Vote CASE-BY-CASE on proposals asking a company to renounce future involvement in cluster bomb production, taking into account:

     o    What weapons classifications the proponent views as cluster bombs

     o Whether the company currently or in the past has manufactured cluster bombs or their components

     o    The percentage of revenue derived from cluster bomb manufacture

     o    Whether the company's peers have renounced future production


Nuclear Weapons

Vote AGAINST proposals asking a company to cease production of nuclear weapons components and delivery systems, including disengaging from current and proposed contracts. Components and delivery systems serve multiple military and non-military uses, and withdrawal from these contracts could have a negative impact on the company's business.


Spaced-Based Weaponization

Generally vote FOR reports on a company's involvement in spaced-based weaponization unless:

     o    The information is already publicly available or

     o    The disclosures sought could compromise proprietary information.


WORKPLACE DIVERSITY

Board Diversity

Generally vote FOR reports on the company's efforts to diversify the board, unless:

     o The board composition is reasonably inclusive in relation to companies of similar size and business or

     o The board already reports on its nominating procedures and diversity initiatives.

Vote CASE-BY-CASE on proposals asking the company to increase the representation of women and minorities on the board, taking into account:

     o    The degree of board diversity

     o    Comparison with peer companies

     o    Established process for improving board diversity

     o Existence of independent nominating committee o Use of outside search firm

     o    History of EEO violations.

Equal Employment Opportunity (EEO)

Generally vote FOR reports outlining the company's affirmative action initiatives unless all of the following apply:

     o    The company has well-documented equal opportunity programs

     o The company already publicly reports on its company-wide affirmative initiatives and provides data on its workforce diversity, and

     o    The company has no recent EEO-related violations or litigation.

Vote AGAINST proposals seeking information on the diversity efforts of suppliers and service providers, which can pose a significant cost and administration burden on the company.


Glass Ceiling

Generally vote FOR reports outlining the company's progress towards the Glass Ceiling Commission's business recommendations, unless:

     o    The composition of senior management and the board is fairly inclusive

     o    The  company  has  well-documented   programs   addressing   diversity
          initiatives and leadership development

     o    The  company  already  issues  public  reports  on  its   company-wide
          affirmative initiatives and provides data on its workforce diversity, and

     o The company has had no recent, significant EEO-related violations or litigation


Sexual Orientation

Vote CASE-BY-CASE on proposals to amend the company's EEO policy to include sexual orientation, taking into account:

     o Whether the company's EEO policy is already in compliance with federal, state and local laws

     o Whether the company has faced significant controversies or litigation regarding unfair treatment of gay and lesbian employees

     o    The industry norm for including sexual orientation in EEO statements

     o Existing policies in place to prevent workplace discrimination based on sexual orientation

Vote AGAINST proposals to extend company benefits to or eliminate benefits from domestic partners. Benefit decisions should be left to the discretion of the company.


                            10. Mutual Fund Proxies

Election of Directors

Vote to elect directors on a CASE-BY-CASE basis, considering the following factors:

     o    Board structure

     o    Director independence and qualifications

     o    Attendance at board and committee meetings.

Votes should be withheld from directors who:

     o Attend less than 75 percent of the board and committee meetings without a valid excuse for the absences. Valid reasons include illness or absence due to company business. Participation via telephone is acceptable. In addition, if the director missed only one meeting or one day's meetings, votes should not be withheld even if such absence dropped the director's attendance below 75 percent.

     o Ignore a shareholder proposal that is approved by a majority of shares outstanding

     o Ignore a shareholder proposal that is approved by a majority of the votes cast for two consecutive years

     o Are interested directors and sit on the audit or nominating committee, or

     o Are interested directors and the full board serves as the audit or nominating committee or the company does not have one of these committees.


Convert Closed-end Fund to Open-end Fund

Vote conversion proposals on a CASE-BY-CASE basis, considering the following factors:

     o    Past performance as a closed-end fund

     o    Market in which the fund invests

     o Measures taken by the board to address the discount o Past shareholder activism, board activity

     o    Votes on related proposals.


Proxy Contests

Votes on proxy contests should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    Past performance relative to its peers

     o    Market in which fund invests

     o    Measures taken by the board to address the issues

     o Past shareholder activism, board activity, and votes on related proposals o Strategy of the incumbents versus the dissidents

     o    Independence of directors

 o
Experience and skills of director candidates

     o    Governance profile of the company

     o    Evidence of management entrenchment


Investment Advisory Agreements

Votes on investment advisory agreements should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    Proposed and current fee schedules

     o    Fund category/investment objective

     o    Performance benchmarks

     o    Share price performance compared to peers

     o    Resulting fees relative to peers

     o    Assignments (where the advisor undergoes a change of control).


Approve New Classes or Series of Shares

Vote FOR the establishment of new classes or series of shares.


Preferred Stock Proposals

Votes on the authorization for or increase in preferred shares should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    Stated specific financing purpose

     o    Possible dilution for common shares

     o    Whether the shares can be used for antitakeover purposes.


1940 Act Policies

Votes on 1940 Act policies should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    Potential competitiveness

     o    Regulatory developments

     o    Current and potential returns

     o    Current and potential risk.

Generally vote FOR these amendments as long as the proposed changes do not fundamentally alter the investment focus of the fund and do comply with the current SEC interpretation.


Change Fundamental Restriction to Nonfundamental Restriction

Proposals to change a fundamental restriction to a nonfundamental restriction should be evaluated on a CASE-BY-CASE basis, considering the following factors:

     o    The fund's target investments

     o    The reasons given by the fund for the change

     o    The projected impact of the change on the portfolio.


Change Fundamental Investment Objective to Nonfundamental

Vote AGAINST proposals to change a fund's fundamental investment objective to nonfundamental.


Name Change Proposals

Votes on name change proposals should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    Political/economic changes in the target market

     o    Consolidation in the target market

     o    Current asset composition

Change in Fund's Subclassification

Votes on changes in a fund's subclassification should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    Potential competitiveness

     o    Current and potential returns

     o    Risk of concentration

     o    Consolidation in target industry


Disposition of Assets/Termination/Liquidation

Vote these proposals on a CASE-BY-CASE basis, considering the following factors:

     o    Strategies employed to salvage the company

     o    The fund's past performance o Terms of the liquidation.


Changes to the Charter Document

Votes on changes to the charter document should be determined on a CASE-BY-CASE basis, considering the following factors:

     o    The degree of change implied by the proposal

     o    The efficiencies that could result

     o    The state of incorporation

     o    Regulatory standards and implications.

Vote AGAINST any of the following changes:

     o Removal of shareholder approval requirement to reorganize or terminate the trust or any of its series

     o Removal of shareholder approval requirement for amendments to the new declaration of trust

     o Removal of shareholder approval requirement to amend the fund's management contract, allowing the contract to be modified by the investment manager and the trust management, as permitted by the 1940 Act

     o Allow the trustees to impose other fees in addition to sales charges on investment in a fund, such as deferred sales charges and redemption fees that may be imposed upon redemption of a fund's shares

     o Removal of shareholder approval requirement to engage in and terminate subadvisory arrangements

     o Removal of shareholder approval requirement to change the domicile of the fund


Change the Fund's Domicile

Vote reincorporations on a CASE-BY-CASE basis, considering the following factors:

     o    Regulations of both states

     o    Required fundamental policies of both states

     o    Increased flexibility available.

Authorize the Board to Hire and Terminate Subadvisors Without Shareholder
    Approval

Vote AGAINST proposals authorizing the board to hire/terminate subadvisors without shareholder approval.


Distribution Agreements

Vote these proposals on a CASE-BY-CASE basis, considering the following factors:

     o    Fees charged to comparably sized funds with similar objectives

     o    The proposed distributor's reputation and past performance

     o    The competitiveness of the fund in the industry

     o    Terms of the agreement.


Master-Feeder Structure

Vote FOR the establishment of a master-feeder structure.


Mergers

Vote merger proposals on a CASE-BY-CASE basis, considering the following factors:

     o    Resulting fee structure

     o    Performance of both funds

     o    Continuity of management personnel

     o Changes in corporate governance and their impact on shareholder rights.

Shareholder Proposals to Establish Director Ownership Requirement

Generally vote AGAINST shareholder proposals that mandate a specific minimum amount of stock that directors must own in order to qualify as a director or to remain on the board. While ISS favors stock ownership on the part of directors, the company should determine the appropriate ownership requirement.


Shareholder Proposals to Reimburse Proxy Solicitation Expenses

Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis. In cases where ISS recommends in favor of the dissidents, we also recommend voting for reimbursing proxy solicitation expenses.


Shareholder Proposals to Terminate Investment Advisor

Vote to terminate the investment advisor on a CASE-BY-CASE basis, considering the following factors:

     o    Performance of the fund's NAV

     o    The fund's history of shareholder relations

     o    The performance of other funds under the advisor's management.